SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Siebel Systems, Inc.

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Notes:

[Email communication from Jeffrey Amann, Senior Vice President and General Counsel, to Siebel Systems employees]

Subject:  Proxy Voting

To All Siebel Systems Employees:

As you may know, the Company’s 2003 Annual Stockholders Meeting will be held on June 11, 2003. There are five important proposals up for a vote this year, several of which are critical to the ongoing welfare of the Company, its stockholders and its employees. I am writing to urge you to vote as recommended by the Company’s executive management and Board of Directors on each proposal, as follows:

•	FOR Proposal 1: Seeks the re-election of three current directors—Pat House, Eric Schmidt and Michael Spence.

•	FOR Proposal 2: Seeks approval of a new Employee Stock Purchase Plan covering 15 million shares.

•	FOR Proposal 3: Seeks ratification of KPMG LLP as the Company’s independent auditors for 2003.

•	AGAINST Proposal 4: A stockholder proposal seeking limitations on options granted to the Company’s executive officers and other employees.

•	AGAINST Proposal 5: A stockholder proposal seeking to cause the Company to expense stock options on an ongoing basis.

Proposals 4 and 5 are of particular importance, and we urge you to vote AGAINST each of them. Each of these proposals was submitted by an outside stockholder, not the Company. As further described in the letter attached below, each of these proposals could significantly damage the Company, its stockholders and its employees in the following ways:

•	The proposals could significantly impede the Company’s ability to recruit, retain and motivate executives and key employees, in part because they could restrict the Company’s ability to grant stock options in the amounts and manner it deems most appropriate.

•	The proposals could result in adverse accounting consequences for the Company, which in turn could have an adverse effect on the Company’s stock price.

•	Methods of accounting that require all stock options to be expensed are deeply flawed, and can yield gross misrepresentations of operating performance.

•	There is no consistent method for valuing options for expensing purposes, which could make it difficult—if not impossible—for companies to determine an accurate and consistent means of calculating stock option expenses.

•	Stock option expensing is premature, since the appropriate regulatory agencies have not yet been able to provide definitive rules on option expensing.

We also strongly recommend that employees review and vote FOR Proposal 2, which seeks to adopt a new Employee Stock Purchase Plan. This Plan would reserve 15 million shares of common stock for purchase by employees on terms that are substantially similar to the Company’s existing ESPP.

I strongly urge you to vote as recommended above. To ensure that your vote is counted, please submit your vote no later than 5PM on June 10, 2003 (California time) by clicking on www.proxyvote.com and inserting the control number located on each proxy card or e-mail communication you receive. Alternatively, you can follow the other voting instructions included on your proxy card and in the attached proxy statement.

Thank you in advance for your support of Siebel Systems at this year’s Annual Meeting.

Best regards,

Jeff

LETTER REGARDING PROPOSALS 4 AND 5:

http://www.sec.gov/Archives/edgar/data/1006835/000089843003003188/ddefa14a.htm

PROXY STATEMENT: http://www.sec.gov/Archives/edgar/data/1006835/000100683503000016/def.htm